Exhibit 1.2

[Translation]

SHARE HANDLING REGULATIONS

NTT DOCOMO, INC.

SHARE HANDLING REGULATIONS

CHAPTER 1: GENERAL PROVISIONS

Article 1.    (Purpose)

(1)	The procedures of the handling, handling fees and the manner of exercising shareholders’ rights relating to the Company’s shares and stock acquisition rights shall be governed by the provisions set forth by Japan Securities Depository Center, Inc. (hereinafter “JASDEC”) as the book-entry transfer institution, and account management institutions including securities companies and trust banks (hereinafter “Securities Companies, etc.”) with which shareholders have their book-entry transfer accounts, and by the provisions of these Share Handling Regulations pursuant to the Articles of Incorporation of the Company.

(2)	The procedures of the handlings, handling fees and the manner of exercising shareholders’ rights relating to special accounts opened in accordance with agreements entered into by and between the Company and trust banks designated by the Company shall be governed by these Share Handling Regulations and the rules provided by the said trust banks.

Article 2.    (Shareholders Registrar)

(1)	The Company’s shareholder registrar and the place of its handling office shall be as follows:

Shareholders registrar:	Mitsubishi UFJ Trust and Banking Corporation 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan
Handling office:	Mitsubishi UFJ Trust and Banking Corporation Securities Department 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Article 3.    (Requests and Notifications)

(1)	All requests and notifications pursuant to these Share Handling Regulations shall be prepared using the forms prescribed by the Company, except for cases where such requests or notifications are made via Securities Companies, etc. or JASDEC or pursuant to Article 14 (1) of these Share Handling Regulations.

(2)	Should any request or notification set forth in the preceding paragraph be made by an agent, a written document evidencing the power of agency of such agent, or should any request or notification require the consent of a curator or an assistant, a written document evidencing such consent shall be submitted, respectively.

(3)	In cases where the requests or notifications set forth in Paragraph (1) are made via Securities Companies, etc. and JASDEC, or through Securities Companies, etc., such requests or notifications may be treated by the Company as deemed to have been made by shareholders.

(4)	The Company may request the party who made the requests or notifications set forth in Paragraph (1) to submit material certifying that the party is a shareholder or an agent.

(5)	In cases where the Company requests to submit the material set forth in the preceding paragraph, the Company shall not accept the request and notification set forth in Paragraph (1) unless such material has been submitted.

CHAPTER 2:

LISTING OR RECORDING IN THE SHAREHOLDERS’ REGISTER

Article 4.     (Listing or Recording in the Shareholders’ Register)

(1)	The Company shall conduct the listing or recording in the shareholders’ register based on the notice of total shareholders received from JASDEC.

(2)	In cases where a notice of change of address or other information contained in the shareholders’ register of parties entered in the shareholders’ register (hereinafter “Shareholders, etc.”) is received, the Company shall change the listings or recordings in the shareholders’ register in accordance with the said notice.

(3)	Other than the cases set forth in the preceding two paragraphs, listings or recordings in the shareholders’ register shall be made if new shares are issued or in other cases as required by the relevant laws and regulations.

Article 5.    (Characters, etc., Used in Shareholders’ Register)

(1)	Listings or recordings in the shareholders’ register shall be made with the characters and symbols designated by JASDEC.

Article 6.    (Listing or Recording in the Register of Stock Acquisition Rights)

(1)	Requests for listings or recordings in the register of stock acquisition rights, registration, transfer or deregistration of a pledge on stock acquisition rights, and indication or deletion of trust assets shall be made to the shareholders registrar.

(2)	The handling of stock acquisition rights other than those stipulated in the preceding paragraph may be separately prescribed.

CHAPTER 3: NOTIFICATIONS

Article 7.    (Notifications of Addresses and Names of Shareholders, etc)

(1)	Shareholders, etc. shall notify the Company of their addresses and names.

(2)	The notifications referred to in the preceding paragraph or changes thereof shall be filed through Securities Companies, etc. and JASDEC. However, this shall not apply to the cases provided for in Article 4 (3).

Article 8.    (Notifications of Shareholders, etc., Residing Outside of Japan)

(1)	Shareholders, etc. residing outside of Japan shall designate their standing proxies or mailing addresses in Japan, where they receive notices, and shall notify the Company of these standing proxies or mailing addresses.

(2)	Standing proxies shall be included in Shareholders, etc. referred to in Paragraph (1) of the preceding Article.

(3)	The notifications referred to in Paragraph (1) or changes thereof shall be filed through Securities Companies, etc. and JASDEC. However, this shall not apply to the cases provided for in Article 4 (3).

Article 9.    (Representative of Juridical Person)

(1)	In the event that a Shareholder, etc. is a juridical person, the title and the name of one representative of such Shareholder, etc. shall be notified to the Company.

(2)	The notifications referred to in the preceding paragraph or changes thereof shall be filed through Securities Companies, etc. and JASDEC. However, this shall not apply to the cases provided for in Article 4 (3).

Article 10.    (Representative of Joint Shareholders)

(1)	Shareholders who own shares jointly shall designate one representative thereof and shall notify the Company of the address and name of such representative.

(2)	The notifications referred to in the preceding paragraph or changes thereof shall be filed through Securities Companies, etc. and JASDEC. However, this shall not apply to the cases provided for in Article 4 (3).

Article 11.    (Legal Representatives)

(1)	Any legal representative such as a person who has parental authority or a guardian shall notify the Company of his/her address and name.

(2)	The notifications referred to in the preceding paragraph or changes therein or removals thereof shall be filed through Securities Companies, etc. and JASDEC. However, this shall not apply to the cases provided for in Article 4 (3).

Article 12.    (Other Notifications)

(1)	In addition to the notifications provided for in Article 7 through Article 11, any notifications shall be filed through Securities Companies, etc. and JASDEC, or Securities Companies, etc. only, unless otherwise directed by the Company. However, this shall not apply to the cases provided for in Article 4 (3).

(2)	The notifications that Securities Companies, etc. are unable to accept or forward shall be filed with the shareholders registrar.

Article 13.    (Matters to be Filed, etc. by Holders of Stock Acquisition Rights)

(1)	The provisions of Article 7 through Article 12 shall apply mutatis mutandis to the matters and methods to be filed by the parties who are listed or recorded in the register of stock acquisition rights of the Company. However, such notification shall be filed with the shareholders registrar unless otherwise provided for in Article 6 (2).

CHAPTER 4: EXERCISE OF MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 14.    (Methods to Exercise Minority Shareholders’ Rights, etc)

(1)	In cases where shareholders exercise minority shareholders’ rights, etc. set forth in Article 147 (4) of the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, Etc. (hereinafter the “Book-Entry Law”) directly to the Company, such rights shall be exercised by delivering documents affixed with the name and seal of shareholders upon application for individual shareholder notice (meaning the notice provided for in Article 154 (3) of the Book-Entry Law). However, foreign shareholders may substitute their signature for the name and seal.

(2)	The provisions in Article 3 (2), (4) and (5) shall apply mutatis mutandis to the exercise of minority shareholders’ rights referred to in the preceding paragraph.

Article 15.    (Proposals by Shareholders Included in Reference Materials for General Meetings of Shareholders)

(1)	In cases where shareholders’ rights of proposal are exercised in accordance with Paragraph (1) of the preceding Article, if a proposal submitted by the shareholders contains more than the number of characters provided below, the Company may present an outline of such proposal in the reference materials for the General Meeting of Shareholders.

(i)	Reason for proposal
400 characters per proposal

(ii)	Matters concerning the appointment of Directors, Corporate Auditors and Independent Auditors 400 characters per candidate

CHAPTER 5: PURCHASE OF SHARES LESS THAN ONE UNIT

Article 16.    (Method of Purchase Request for Shares Less than One Unit)

(1)	If a shareholder that owns shares less than one unit wishes to request the Company to purchase his shares less than one unit, the request (hereinafter “Purchase Request”) shall be made through a securities company and JASDEC in accordance with the provisions of JASDEC.

Article 17.    (Determination of Purchase Price)

(1)

The purchase unit price for the Purchase Request shall be the closing price of a share unit on the Tokyo Stock Exchange on the day on which the Purchase Request is received by the handling office of the shareholder registrar as provided in Article 2. However, if there is no transaction of the Company’s shares takes place on the said date or if the said date is not a business day of the said stock exchange, the purchase unit price shall be the price at which the first transaction thereafter of the Company’s shares takes place.

(2)	The purchase price shall be the purchase unit price according to the preceding paragraph multiplied by the number of shares in the Purchase Request divided by 100.

Article 18.    (Payment of Purchase Price)

(1)	The Company shall pay the purchase price calculated according to the preceding Article on the fourth business day counted from the day following the day of the determination of the purchase unit price in accordance with JASDEC provisions, unless the Company stipulated otherwise. However, if the purchase price is a price for the right to receive a distribution of surplus, stock split or any other right, the Company shall pay the purchase price on or prior to the record date.

(2)	The party making the Purchase Request may ask for payment of the purchase price by transfer to a bank account designated by him or by Japan Post Bank cash payment.

Article 19.    (Transfer of Purchased Shares)

(1)	Shares less than one unit which are subject to a Purchase Request shall be transferred into the transfer account of the Company on the day on which payment of the purchase price is made or the procedure for payment of the purchase price is completed pursuant to the preceding Article.

CHAPTER 6: ADDITIONAL PURCHASES OF SHARES LESS THAN ONE UNIT

Article 20.    (Method of Supplemental Purchases of Shares Less than One Unit)

(1)	When a shareholder that owns shares less than one unit request the Company to sell the number of shares to complete a share unit in combination with shares less than one unit which he already holds (hereinafter “Additional Purchase Request”), such request shall be made through a securities company and JASDEC in accordance with the provisions of JASDEC.

Article 21.    (Additional Purchase Requests Exceeding the Balance of Shares Held by the Company)

(1)	In case the total number of shares subject to Additional Purchase Requests on the same day exceeds the number of treasury shares assignable by the Company, no Additional Purchase Requests made on that day shall become effective.

Article 22.    (Effective Date of Additional Purchase Requests)

(1)	An Additional Purchase Request shall take effect on the day the Additional Purchase Request is received by the handling office of the shareholder registrar.

Article 23.    (Determination of Additional Purchase Price)

(1)	The purchase unit price for an Additional Purchase Request shall be the closing price of a share unit on the Tokyo Stock Exchange on the effective date of the Additional Purchase Request. However, if there is no transaction of the Company’s shares takes place on the said date or if the said date is not a business day of the said stock exchange, the purchase unit price shall be the price at which the first transaction thereafter of the Company’s shares takes place.

(2)	The additional purchase price shall be the additional purchase unit price according to the preceding paragraph multiplied by the number of shares in the Additional Purchase Request divided by 100.

Article 24.    (Transfer of Additional Purchased Shares)

(1)

Application for transfer of treasury shares in a number equal to the number of shares subject to the Additional Purchase Request to the transfer account of the shareholder who made such request shall be made on the day on which it has been confirmed that the additional purchase price has been remitted to the prescribed bank account of the Company through the shareholder’s securities company, in accordance with the provisions stipulated by JASDEC.

Article 25.    (Suspension of Acceptance of Additional Purchase Requests)

(1)	The Company shall suspend Additional Purchase Requests every year during the period from the ten (10) business days prior to the dates set forth below:

(i)	March 31

(ii)	September 30

(iii)	Any other shareholder determination date as stipulated by JASDEC

(2)	Notwithstanding the preceding paragraph, the Company may, when it deems necessary, set additional periods for suspension of the acceptance of Additional Purchase Request.

CHAPTER 7: HANDLING FEES

Article 26.    (Handling Fees)

(1)	There shall be no fees in connection with the handling of shares of the Company.

(2)	Handling fees payable by Shareholders, etc. to Securities Companies, etc. or JASDEC shall be borne by Shareholders, etc.

SUPPLEMENTARY PROVISIONS

Article 1.    (Effective Date)

(1)	These Regulations shall come into force on October 1, 2013.